Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FIRST FINANCIAL NORTHWEST, INC.
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Supplement dated May 21, 2008 to Proxy Statement dated April 15, 2008

May 21, 2008

Background

As explained in our proxy statement dated April 15, 2008, we are holding our annual meeting of shareholders on Friday, May 23, 2008, at 9:00 a.m., local time, at the Carco Theatre, located at 1717 Maple Valley Highway, Renton, Washington.

At this year’s meeting, we are asking our shareholders to: (1) elect eight directors; (2) ratify the appointment of KPMG LLP as our independent auditor for 2008; and (3) adopt the First Financial Northwest, Inc. 2008 Equity Incentive Plan.

Error in Voting Instructions

We are providing this supplement to correct an error in the proxy statement’s explanation of the voting rules that apply to the vote on the adoption of the First Financial Northwest, Inc. 2008 Equity Incentive Plan. The error relates to the description of how “broker non-votes” are treated, and it is only an issue if your broker or other custodian holds your shares as your nominee (that is, in “street name”).

As background, brokers that have not received voting instructions from their clients can vote their clients’ shares on “routine” proposals (such as director elections), but they cannot vote those shares on “non-routine” proposals, such as the proposal for the adoption of the 2008 Equity Incentive Plan. If a shareholder fails to give voting instructions to his or her broker on a non-routine proposal, then the broker will indicate on the proxy that the broker does not have discretionary authority to vote those shares on that proposal, and those shares will be treated as “broker non-votes” on that proposal. To be approved, the proposal to adopt the 2008 Equity Incentive Plan must receive “FOR” votes from the majority of the shares of common stock present either in person or by proxy and entitled to vote on the matter at the annual meeting. Because shares treated as “broker non-votes” were never specifically voted for the proposal to adopt the 2008 Equity Incentive Plan, they will have no effect on the vote on that proposal. (The April 15, 2008 proxy statement erroneously stated that a broker non-vote would have the same effect as a vote “AGAINST” the proposal.) Shares represented by broker non-votes will be counted in determining whether there is a quorum.

Annual Meeting of Shareholders on May 23, 2008

We plan to convene the annual meeting of shareholders as planned on May 23, 2008 and we will meet with and make a presentation to our shareholders that day. After the presentation, a motion will be made to adjourn the meeting to permit shareholders whose shares are held in street name to have an adequate opportunity to consider this amended information. Assuming the shareholders present at the meeting vote in favor of adjournment, our Chief Executive Officer will announce that the meeting will be reconvened on June 20, 2008, at 9:00 a.m., local time, at our office at 201 Wells Avenue South, Renton, Washington. At the reconvened meeting, we will open and close the polls and announce the results of the voting on all three proposals. At the reconvened meeting in June, there will be no further presentations by management, and we do not expect to conduct any business other than concluding the voting on the proposals. If your shares are held in street name with a broker, we encourage you to contact your broker to provide instructions to vote your shares. Please note that the proposal to adopt the 2008 Equity Incentive Plan appears as Proposal No. 3 in the proxy statement, but as the second item for voting on the proxy card.